PRESS RELEASE

Innovation Leader Russell Weiner Appointed to Clorox Board

OAKLAND, Calif., Jan. 27, 2017 – The Clorox Company (NYSE: CLX) today announced the election of Russell J. Weiner, president of Domino’s USA, to its board of directors, effective Feb. 6. Weiner oversaw a transformation at Domino’s to a digital-led company through innovation in the consumer experience.

“Russell brings experience to our board that will help us maintain our leadership position in digital technology within the consumer packaged goods industry,” said Clorox independent lead director Pamela Thomas-Graham. “At Domino’s, he has revitalized the company through innovation in digital, strong consumer insights, brand building and operational excellence, driving steady sales growth. His deep knowledge in these areas will be invaluable to Clorox as we continue to transform our own company to meet the needs of today’s consumers.”

Weiner, 48, has been president of Domino’s USA since 2014. Before assuming this role, he served as executive vice president and chief marketing officer, starting in 2008. Previously, he spent approximately 15 years in the CPG industry, including a decade at Pepsi-Cola North America, where he rose to become vice president of marketing for the company’s cola business.

His work earned him numerous industry recognitions. In 2008, he was named one of Brandweek’s top 10 marketers, and in 2010 he was awarded Brandweek’s Marketer of the Year in the restaurant category.

He holds an MBA in international business and marketing from New York University’s Stern School of Business and a bachelor’s degree in government from Cornell University.

Additional information about The Clorox Company board of directors can be found at www.thecloroxcompany.com.

The Clorox Company

The Clorox Company (NYSE: CLX) is a leading multinational manufacturer and marketer of consumer and professional products with about 8,000 employees worldwide and fiscal year 2016 sales of $5.8 billion. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products; Pine-Sol® cleaners; Liquid Plumr® clog removers; Poett® home care products; Fresh Step® cat litter; Glad® bags, wraps and containers; Kingsford® charcoal; Hidden Valley® dressings and sauces; Brita® water filtration products; Burt's Bees® natural personal care products; and Renew Life® digestive health products. The company also markets brands for professional services, including Clorox Healthcare® and Clorox Commercial Solutions®. More than 80 percent of the company's sales are generated from brands that hold the No. 1 or No. 2 market share positions in their categories.

Clorox is a signatory of the United Nations Global Compact, a community of global leaders committed to sustainability. The company also has been broadly recognized for its corporate responsibility efforts, most notably receiving two Climate Leadership Awards for Excellence in 2015 and a Safer Choice Partner of the Year Award in 2016 from the U.S. Environmental Protection Agency as well as being named to CR Magazine's 2016 Best Corporate 1 Citizens list and included in the 2016 Newsweek Green Rankings. The Clorox Company and its foundations contributed nearly $17 million in combined cash grants, product donations, cause marketing and employee volunteerism in the past year. For more information, visit TheCloroxCompany.com, including the Good Growth blog, and follow the company on Twitter at @CloroxCo.

Media Relations

Aileen Zerrudo, 510-271-3075, aileen.zerrudo@clorox.com
Kathryn Caulfield, 510-271-7209, kathryn.caulfield@clorox.com

Investor Relations

Landon Dunn 510-271-7256, landon.dunn@clorox.com
Steve Austenfeld, 510-271-2270, steve.austenfeld@clorox.com